ONAP SAPETRO HYPERDYNAMICS OTCQX: HDYN

THIRD AMENDMENT
TO THE HYDROCARBONS PRODUCTION SHARING CONTRACT

Between the **Republic of Guinea**, represented by Mr. Diakaria Koulibaly, General Director of the *Office National des Pétroles* ("ONAP"), situated in Commandayah-Minière, Dixinn, Conakry, Republic of Guinea, hereinafter referred to as the "Government" (provided however that where applicable law grants the National Petroleum Office the necessary authority, the term Government as used in the present Contract shall mean and include the National Petroleum Office), of the one part,

And

SCS Corporation Ltd., ("SCS") a company registered and incorporated in the Cayman Island and a wholly owned subsidiary of Hyperdynamics Corporation, a company incorporated in Delaware, United States of America with its registered offices at 12012 Wickchester Lane, Suite 475, Houston Texas, 77079, United States of America, represented by Mr. Ray Leonard, president and chief executive officer;

And

South Atlantic Petroleum Limited, ("SAPETRO") a company registered and incorporated in the Federal Republic of Nigeria, with its registered address at 11th and 12th Floors, South Atlantic Petroleum Towers, 1 Adeola Odeku Street, Victoria Island, Lagos, Federal Republic of Nigeria, and represented by Dale Rollins, managing director;

(SCS and SAPETRO being hereinafter referred to as the "Contractors")

of the other part.

(The Government and the Contractors being hereinafter referred to as the "Parties"). Capitalized terms used in this Third Amendment shall have the meaning ascribed to them in this Third Amendment and capitalized terms used in this Third Amendment not defined in this Third Amendment shall have the meaning ascribed to them in the Original PSC and the amendments thereto.

WITNESSETH

Whereas on 22 September 2006, a hydrocarbons production sharing contract (the "Original PSC") was signed between the Government and SCS;

Whereas, pursuant to Arrêté No. 0925 dated 21 April 2010, the Government approved the assignment of a 23% participating interest in the Original PSC by SCS to Dana Petroleum (E&P) Limited ("Dana");

Whereas, pursuant to Decree No. 71 dated 10 May 2010, the Government approved the Original PSC, the 1st Amendment to the Original PSC dated 25 March 2010 (the "Amendment No.1 to the Original PSC") and the assignment of a 23% participating interest in the Contract by SCS to Dana;

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HYPERDYNAMICS Whereas, pursuant to Arrete No. 10629 dated 27 December 2012, the Government approved the assignment of a 40% participating interest in the Contract by SCS to Tullow Guinea Ltd. ("Tullow"); Whereas, on 16 July 2016, SCS formally requested to the Government a one-year extension to the Second Exploration Period until21 September 2017; Whereas, pursuant to a Settlement and Release Agreement dated 15 August 2016, SCS assumed all of the rights and obligations under the Contract, and Tullow and Dana officially withdrew from the Contract; Whereas the Government and SCS agreed to a non-binding Memorandum of Understanding on 19 August 2016, outlining the key terms of the one-year Extension Period until 21 September 2017; Whereas on 14 September 2016, the Government and SCS executed the Second Amendment to the Hydrocarbons Production Sharing Contract (the "Second Amendment"); Whereas, pursuant to Decree No. 275 dated 21 September 2016, the Second Amendment was approved; Whereas SCS did not provide a Security Instrument in the amount of US$ 5 million by January 21, 2017 as required under Section 4.7(c) of the Contract; Whereas, by Letter dated 23 January 2017, SCS requested an extension of the time limit for providing a Security Instrument in the amount of US$ 5 million in accordance with Section 4.7(c) of the Contract; Whereas, by Letter dated 24 January 2017, from the General Director of the ONAP, the Government granted said extension until20 February 2017; Whereas, by Letter dated 1 March 2017, from the General Director of the ONAP addressed to SCS, the Government put SCS on notice that it was in default of its obligation to provide a Security Instrument in the amount of US$ 5 million in accordance with Section 4.7(c) of the Contract, and reserving the Government's rights under the Contract; Whereas, on 10 March 2017, the Government, represented by ONAP, SCS and SAPETRO executed a Tri-party memorandum setting forth certain objectives relating to execution of agreements between SCS and SAPETRO for the acquisition of a portion of SCS's interest in the Contract by SAPETRO (the "SAPETRO Transaction Agreements"), the drilling of the Extension Well, with an effective start date no later than 30 May 2017, the provision of the Security Instrument by SAPETRO, and the amendment of the Contract to provide certain assurances to SCS and SAPETRO; Whereas, on 30 March 2017, SCS and SAPETRO executed the SAPETRO Transaction Agreements listed in Appendix A to this Third Amendment, which provide for the acquisition by SAPETRO of a 50% of the Contractor's interest in the Contract; Whereas the Parties now hereby agree to further amend the Contract in order to: 1. Record and confirm the approval by the Government, of the assignment by SCS to SAPETRO of a 50% ofSCS's interest in the Contract; 2. Confirm the validity of the rights and participating interest of the Contractors to and under the Contract; /b \0 .. .

- ---- SAJ>:ETR<> HYPERDYNAMICS OTCOJC:HOVH Confirm that drilling operations in relation to the Extension Well shall start no later than 30 May 2017; and 3. 4. Clarify the provisions relating to the provision of the Security Instrument by SCS and SAPETRO; Whereas, subject to the provisions set out hereinafter, all the conditions and provisions of the Contract (as amended, replaced by novation or subsequently added to) shall remain unchanged and in force; The Parties have negotiated and entered into this Third Amendment to the Contract (the "Third Amendment"). Ratification: 1. The Government hereby ratifies and confirms by the present Third Amendment clear and unequivocal title to the Contractors to the Contract. The Government undertakes that it shall not terminate, revoke, restrict, rescind or limit the Contract, or the rights of the Contractors to conduct Petroleum Operations pursuant to the Contract, based on the failure of SCS to have provided the Security Instruments as required by Sections 4.7(b) and (c) of the Contract, as added per the Second Amendment and as extended by Letter dated 24 January 2017, subject to performance by SCS and SAPETRO of their obligations under this Third Amendment. The Government further undertakes that it shall not terminate, revoke, restrict, rescind or limit the Contract, or the rights of the Contractors to conduct Petroleum Operations pursuant to the Contract, based on non-compliance by SCS with the provisions of Section 4.7(a) of the Contract, as added per the Second Amendment. 2. As of the date hereof, Contractors confirm (i) the accuracy of the representations, and (ii) compliance with the covenants set forth in Section 3 of the Second Amendment. 3. The Parties hereby confirm and consent by the present Third Amendment to the assignment by SCS to SAPETRO of an undivided 50% of the SCS's interest in the Contract. As a result of such assignment, the rights and obligations of the Contractors, to the Contract and the interest of the Contractors on the date of this Third Amendment hereof is, subject to the provisions of Section 23.3 of the Contract, the following: SCS Corporation Ltd.: SAPETRO 50% 50% The Parties confirm that SCS is designated as Operator. 4. "Article 1: Definition" is amended as follows: Delete and Replace Section 1.6 -Contract. with the following: "1.6 "Contract" means the Original PSC and its appendices, as amended by the Amendment No. 1 to the Original PSC, the Second Amendment to the Original PSC and by the Third Amendment, as well as any extensions or modifications, or further amendments thereto which may be mutually agreed by the Parties in accordance with the provisions of Article 29.3 thereof." 5. "Article 4: Exploration Work and Expenditure Obligations" is amended as follows: Delete and Replace Section 4.l(c) with the following: -.1.

SAPICTRO HYPERDYNAMIC§ OTCQK:HOYH "(c) During the Extension Period, the Contractors shall drill a minimum of one (1) exploration well in the Contract Area to a minimum depth (subject to Article 4.3 of the Contract) to two thousand five hundred (2,500) meters below the seabed for an amount estimated at forty six million US Dollars (46,000,000 USD) (the "Extension Well"). The projected commencement date of drilling operations of said Extension Well is no later than 30 May 2017, with a currently estimated time to completion of 42 days. During the Extension Period, the Contractor may, at its option, drill additional exploration wells in the Contract Area." Add to Section 4.2 the following: "SCS and SAPETRO recognize they are jointly and severally liable to the Government under the Contract, including under the provisions of this Section 4.2. The Government shall have the right to request the entire sum due from SCS and/or SAPETRO." Delete and Replace Section 4.6(e) with the following: "(e) The Contractors agree that the Government may terminate the Contract, immediately and without prior notice for failure to comply with Section 4.7(c)." Delete Section 4.7(b) in its entirety. Delete and Replace Section 4.7(c) with the following: "(c) Within thirty (30) days following the date of signature of the presidential decree approving the Third Amendment, the Contractors shall provide a security instrument in the amount of US$ 5 million, issued by a bank acceptable to the Government, whose approval shall not be unreasonably withheld, provided however such performance guarantee shall be released and cancelled at the time the drilling rig to be used in the drilling of the Extension Well is located in the shelf waters ofthe Republic of Guinea, including its territorial waters." 6. "Article 28.1: Notices" is amended as follows: Add to end of Section 28.1: "To SAPETRO : South Atlantic Petroleum Limited 11th and 12th Floors South Atlantic Petroleum Towers 1 Adeola Odeku Street Victoria Island Lagos Nigeria Attention: Mr. Dale Rollins Mobile telephone: + 234 810 483 4380" 7. Miscellaneous provisions This Third Amendment shall be effective on the date it is approved by decree of the President of the Republic, and subject to the Closing of the transaction between SCS and SAPETRO, as defmed in the SAPETRO Transaction Agreements. .1.

HYPERDYNAMICS SA Pt•.:TR< OTCQK: HO'I'H This Third Amendment may be executed in three or more counterparts, which together shall be deemed to be a single Rider, and the signature shall be deemed to be effective when the aforementioned counterparts are signed and sent to the other parties.

SAPETROHYPERDYNAMICS OTCQJC: HDYH IN WITNESS WHEREOF, the Parties signed this Third Amendment on the date hereinafter For the Republic of Guinea: For the Contractors: Diakara Koulibaly Director General, Office National des Petroles ay Leonard, 1 ector, SCS Corporation Ltd. Date: Date Title: Managing Director, SAPETRO Reviewed and approved by Ms. Malado Kaba Minister of Economy and Finance 2-( . J., . 2&> I !:)-· Date: 6